Exhibit 99.1
[ONEOK Logo]	News
October 18, 2007	Analyst Contact: Dan Harrison
918-588-7950 Media Contact: Megan Washbourne 918-588-7572

ONEOK Declares Quarterly Dividend

TULSA, Okla. - Oct. 18, 2007 - The board of directors of ONEOK, Inc. (NYSE: OKE) has declared a quarterly dividend of 36 cents per share of common stock, payable Nov. 14, 2007, to shareholders of record at the close of business Oct. 31, 2007.

The dividend remains unchanged from the previous quarter.

In July 2007, ONEOK raised its dividend to 36 cents per share from 34 cents a share. Since January 2003, the company has increased its dividend 11 times, representing a 132 percent increase during that period.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKE-FD

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